UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2012

J.CREW GROUP, INC.

Commission File Number: 333-175075

Delaware	22-2894486
(Registrant, State of Incorporation	(I.R.S. Employer Identification No.)

770 Broadway

New York, New York 10003

(Address of principal executive offices, including zip code)

(212) 209-2500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 23, 2012, the Board of Directors of J.Crew Group, Inc. (the “Company”) unanimously voted to appoint Stephen J. Squeri as a Director. Mr. Squeri was previously a director of J.Crew Group, Inc. from September 2010 until March 2011. Mr. Squeri will serve on the Audit Committee and the Compensation Committee.

In exchange for his services as a Director in 2012, Mr. Squeri will receive the following compensation based upon the effective date of his appointment: (1) a pro-rated annual cash retainer of $40,000; (2) a one-time grant of non-qualified stock options to purchase 80,000 shares of our parent company’s common stock, which will be granted as soon as reasonably practicable, will have an exercise price equal to the fair market value on the grant date (as determined under the applicable equity plan), will vest, subject to continued service as a Director, ratably over five years from the grant date and will have a ten year term, and (3) an award of 40,000 shares of restricted stock, which will be granted as soon as reasonably practicable, and will vest, subject to continued service as a Director, ratably over two years from the grant date. Mr. Squeri will also be permitted, as a new Director, to purchase shares in our parent company, subject to a minimum investment of $100,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J.CREW GROUP, INC.

By:	/s/ Jennifer L. O’Connor
Name:	Jennifer L. O’Connor
Title:	SVP, General Counsel and Secretary

Date: May 24, 2012